The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 5, 2013

Citigroup Inc.	August , 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0143 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March     , 2019
Trigger Performance Leveraged Upside SecuritiesSM
Overview
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the EURO STOXX 50® Index (the “index”) from the initial index level to the final index level.

▪
The securities offer the potential for a positive return at maturity based on the absolute value of the percentage change, within a limited range, in the level of the index from its initial index level to its final index level. If the index appreciates, the securities provide leveraged positive exposure to that appreciation, and if the index depreciates, the securities provide unleveraged positive exposure to a limited range of that depreciation. In exchange for the upside leverage and the potential for a positive return at maturity even if the index depreciates, investors in the securities must (i) be willing to forgo positive participation in the depreciation of the index outside of the limited range offered by the securities, (ii) be willing to forgo any dividends that may be paid on the stocks that constitute the index and (iii) be willing to accept full downside exposure to the index if it depreciates by more than 35.00%. If the final index level is less than the trigger level, you will lose 1% of the stated principal amount of your securities for every 1% by which the final index level is less than the initial index level.

▪
In order to obtain the modified exposure to the index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Index:	The EURO STOXX 50® Index (ticker symbol: “SX5E”)
Pricing date:	August , 2013 (expected to be August 30, 2013)
Issue date:	September , 2013 (three business days after the pricing date)
Valuation date:	February , 2019 (expected to be February 28, 2019), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	March , 2019 (expected to be March 5, 2019)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Payment at maturity:
For each $10 stated principal amount security you hold at maturity:
▪ If the final index level is greater than or equal to the initial index level:
   $10 + the leveraged upside payment
▪ If the final index level is less than the initial index level but greater than or equal to the trigger level:
   $10 + ($10 × the absolute index return)
▪ If the final index level is less than the trigger level:
   $10 × the index performance factor
If the final index level is less than the trigger level, your payment at maturity will be less, and possibly significantly less, than $6.50 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial index level:	(the closing level of the index on the pricing date)
Final index level:	The closing level of the index on the valuation date
Leveraged upside payment:	$10 × absolute index return × leverage factor
Absolute index return:	The absolute value of the index percent change
Index percent change:	The final index level minus the initial index level, divided by the initial index level
Index performance factor:	The final index level divided by the initial index level
Leverage factor:	115% to 125% (to be determined on the pricing date)
Trigger level:	, 65.00% of the initial index level
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	173095183 / US1730951837
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1) (2)	Underwriting fee(2)	Proceeds to Issuer
Per security:	$10.00	$0.35	$9.65
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be between $9.110 and $9.275 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) The issue price for a particular investor and the related underwriting fee received by CGMI may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.90 per security.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement No. EA-02-02 dated December 27, 2012          Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2019

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement, except as set forth in the section “Supplemental Terms of the Securities” below. The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Short Selling Regulation.  The securities may cause you to become subject to short position disclosure requirements if they confer a financial advantage on you in the event of a decrease in the price or value of any relevant shares under Regulation (EU) No. 236/2012 (the “Short Selling Regulation”).  This will occur if the short position represented by the short exposure provided by the securities, when combined with other long and short positions you may hold, causes you to cross a relevant net short position disclosure threshold under the Short Selling Regulation.  It is your responsibility to monitor your net short positions and to comply with the obligations applicable to you under the Short Selling Regulation.  You should consult with your own legal and regulatory advisers regarding the securities should you have any concerns about these requirements.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level. The diagram and examples below are based on a hypothetical leverage factor of 115.00%.

Investors in the securities will not receive any dividends on the stocks that constitute the index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index” below.

Dual Directional Trigger PLUS Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual leverage factor, which will be determined on the pricing date, the actual initial index level, the actual trigger level and the actual final index level. The examples below are intended to illustrate how your

August 2013	PS-2

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2019

payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.  The examples are based on a hypothetical initial index level of 2,742.00 and a hypothetical trigger level of 1,782.30.

Example 1—Upside Scenario A. The hypothetical final index level is 2,981.93 (an 8.75% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security = $10 + the leveraged upside payment

= $10 + ($10 × absolute index return × leverage factor)

= $10 + ($10 × 8.75% × 115.00%) = $11.00625

Because the index appreciated from its hypothetical initial index level to its hypothetical final index level, your payment at maturity in this scenario would reflect 115% leveraged exposure to the appreciation of the index.

Example 2—Upside Scenario B. The hypothetical final index level is 2,502.07 (an 8.75% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level but greater than the hypothetical trigger level.

Payment at maturity per security = $10 + ($10 × the absolute index return)

= $10 + ($10 × | -8.75% |)

= $10 + $0.875 = $10.875

Because the hypothetical final index level decreased from the hypothetical initial index level by less than 35.00%, your payment at maturity in this scenario would reflect 1-to-1 positive exposure to the negative performance of the index.

Example 3—Downside Scenario. The hypothetical final index level is 1,371.00 (a 50.00% decrease from the hypothetical initial index level), which is less than the hypothetical trigger level.

Payment at maturity per security = $10 × the index performance factor

= $10 × 0.50 = $5.00

Because the hypothetical final index level decreased from the hypothetical initial index level by more than 35.00%, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the negative performance of the index.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the index. If the final index level is less than the trigger level, the absolute return feature will no longer be available and the payout at maturity will be at least 35% less than the stated principal amount of the securities, and you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪
The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪
Your potential for positive participation in any depreciation of the index is limited. The return potential of the securities in the event that the final index level is less than the initial index level is limited to 35%. Any decline in the final index level from the initial index level by more than 35% will result in a loss, rather than a positive return on the securities.

▪
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index. As of August 2, 2013, the average dividend yield of the index was 3.98% per year. While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 21.40% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

August 2013	PS-3

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2019

▪
Your payment at maturity depends on the closing level of the index on a single day. Because your payment at maturity depends on the closing level of the index solely on the valuation date, you are subject to the risk that the closing level of the index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (1) the selling concessions paid in connection with the offering of the securities, (2) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (3) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover of this preliminary pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the index, dividend yields on the stocks that constitute the index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this preliminary pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this preliminary pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this preliminary pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this preliminary pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, the dividend yields on the stocks that constitute the index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

August 2013	PS-4

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2019

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this preliminary pricing supplement.

▪
Our offering of the securities is not a recommendation of the index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the index or in instruments related to the index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the index. These and other activities of our affiliates may affect the level of the index in a way that has a negative impact on your interests as a holder of the securities.

▪
The level of the index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the index and other financial instruments related to the index or such stocks. Our affiliates also trade the stocks that constitute the index and other financial instruments related to the index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Adjustments to the index may affect the value of your securities. STOXX Limited (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

▪
The index is subject to risks associated with the Eurozone. The companies whose stocks constitute the index are leading companies in the Eurozone.  A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions.  Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that make up the index, are impossible to predict. This uncertainty may contribute to significant volatility in the index, and adverse developments affecting the Eurozone may affect the index in a way that adversely affects the value of and return on the securities.  Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

▪
The index performance will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar.  The index is composed of stocks traded in Euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of the index and the value of your securities will not be adjusted for exchange rate fluctuations.  If the Euro appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the index.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations”

August 2013	PS-5

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2019

in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the index.

Historical Information

The closing level of the index on August 2, 2013 was 2,811.00.

The graph below shows the closing levels of the index for each day such level was available from January 2, 2008 to August 2, 2013.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 2, 2008 to August 2, 2013

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

August 2013	PS-6

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2019

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.35, subject to reduction for volume purchase discounts as described below, for each $10 security sold in this offering.  From this underwriting fee, CGMI will pay selected dealers, including Morgan Stanley Smith Barney LLC, and their financial advisers collectively a fixed selling concession of $0.35, subject to reduction for volume purchase discounts as described below, for each security they sell.

The issue price, the underwriting fee received by CGMI and the related selling concession paid to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Aggregate Principal Amount of Securities for Any Single Investor	Issue Price per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.000	$0.350	$0.350
≥ $1,000,000 and < $3,000,000	$9.950	$0.300	$0.300
≥ $3,000,000 and < $5,000,000	$9.925	$0.275	$0.275
≥ $5,000,000	$9.900	$0.250	$0.250

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

August 2013	PS-7

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2019

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Supplemental Terms of the Securities

The following definitions supersede the corresponding definitions in the accompanying product supplement:

An “exchange business day” means any scheduled trading day on which the index publisher publishes the level of the index and each related exchange is open for trading during its regular trading session, notwithstanding any such related exchange closing prior to its scheduled closing time.

A “market disruption event” means, as determined by the calculation agent,

(1)
Any of the following events occurs or exists with respect to any security included in the index, and the aggregate of all securities included in the index with respect to which any such event occurs comprise 20% or more of the level of the index:

(a)
any suspension of or limitation imposed on trading by the relevant exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise), which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant exchange;

(b)
any event (other than an exchange early closure (as defined below)) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant exchange, which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant exchange; or

(c)
the closure on any exchange business day of the relevant exchange prior to its scheduled closing time unless such earlier closing time is announced by such relevant exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange on such exchange business day and (ii) the submission deadline for orders to be entered into the exchange system for execution at such actual closing time (an “exchange early closure”).

(2)	Any of the following events occurs or exists with respect to futures or options contracts relating to the index:

(a)
any suspension of or limitation imposed on trading by any related exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise), which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant related exchange;

(b)
any event (other than a related exchange early closure (as defined below)) that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any related exchange, which the calculation agent determines is material, at any time during the one-hour period that ends at the closing time of the relevant related exchange; or

(c)
the closure on any exchange business day of the relevant related exchange prior to its scheduled closing time unless such earlier closing time is announced by such related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such related exchange on such exchange business day and (ii) the submission deadline for orders to be entered into the related exchange system for execution at such actual closing time (a “related exchange early closure”).

August 2013	PS-8

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2019

(3)	the failure of any related exchange to open for trading during its regular trading session; or

(4)	the failure of the index publisher to publish the level of the index.

For purposes of this definition, the relevant percentage contribution of a security included in the index to the level of the index will be based on a comparison of the portion of the level of the index attributable to that security to the level of the index, in each case using the official opening weightings as published by the index publisher as part of the market “opening data.”

A “scheduled trading day” means, as determined by the calculation agent, a business day on which the index publisher is scheduled to publish the level of the index and each related exchange is scheduled to be open for trading for its regular trading session.  Notwithstanding the foregoing, the calculation agent may, in its sole discretion, deem any business day on which a related exchange is not scheduled to be open for trading for its regular trading session, but on which the index publisher is scheduled to publish the level of the index, to be a scheduled trading day.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this preliminary pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.  The top and bottom of the range for the estimated value of the securities set forth on the cover of this preliminary pricing supplement correspond to the top and bottom of the range for the leverage factor set forth on the cover of this preliminary pricing supplement.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

August 2013	PS-9